Exhibit 99.1

Nkarta Reports First Quarter 2025 Financial Results and Corporate Highlights

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Enrollment open in investigator-sponsored trial (IST) of NKX019 in myasthenia gravis; Ntrust-1, Ntrust-2, and IST of NKX019 in systemic lupus erythematosus remain open to enrollment
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Ntrust-1 expanded to include primary membranous nephropathy cohort
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Lymphodepletion regimen modified across platform to include fludarabine and cyclophosphamide with cyclophosphamide alone remaining available for eligible patients
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Initial data for NKX019 in multiple autoimmune indications expected in second half of 2025
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Cash balance of $351.9 million on March 31, 2025, including cash, cash equivalents and investments, expected to fund operations into 2029

SOUTH SAN FRANCISCO, Calif., May 14, 2025 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies, today reported financial results for the first quarter and year ended March 31, 2025.

“Our recent restructuring and continued efforts at cost containment have positioned us well to achieve our clinical milestones while ensuring we have cash to support our critical operations into 2029,” said Paul J. Hastings, CEO of Nkarta. “In order to maximize success in our trials, we have incorporated a lymphodepletion regimen utilizing both cyclophosphamide and fludarabine. Similar trials have established this combination, and we believe there is value in producing a comparable dataset while still continuing our cyclophosphamide-only regimen for eligible patients. This approach has potential to provide data on both regimens, which best positions us to advance NKX019 in the clinic and deliver this potential new treatment to patients with B cell-mediated autoimmune diseases. We remain on track to provide our initial clinical update for the Ntrust-1 and Ntrust-2 studies in the second half of 2025.”

Updates for NKX019 clinical programs in Autoimmune Diseases

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Ntrust-1, a clinical trial of NKX019 for the treatment of lupus nephritis (LN), expanded to include patients with primary membranous nephropathy (pMN) with an aim of addressing the unmet need for novel therapies in this disease. Ntrust-1 is currently open to enroll patients with pMN and remains open to enroll patients with LN.

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Ntrust-2, a clinical trial of NKX019 for the treatment of systemic sclerosis, idiopathic inflammatory myopathy and anti-neutrophil cytoplasmic antibody-associated vasculitis, continues to enroll patients.
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Ntrust-1 and Ntrust-2 protocols amended to modify lymphodepletion prior to administration of NKX019 to use of a combination of fludarabine and cyclophosphamide, with the option for eligible patients to continue to receive cyclophosphamide alone as modified lymphodepletion.
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The IST of NKX019 for the treatment of myasthenia gravis led by researchers at the University of California, Irvine opened to enrollment.
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The IST of NKX019 for the treatment of systemic lupus erythematosus led by researchers at the Columbia University Irving Medical Center, remains open for enrollment.

Anticipated Ntrust clinical trial milestones for 2025

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Preliminary clinical data from the Ntrust-1 and Ntrust-2 clinical trials is planned for the second half of 2025. The update is expected to include clinical response with available follow-up from a group of patients in the Ntrust-1 and Ntrust-2 studies.

Other Corporate Updates

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Robert Ortmann, M.D., an accomplished rheumatologist with over 20 years of clinical and scientific experience to join Nkarta as Vice President, Clinical Development, effective May 15, 2025. Dr. Ortmann, who has extensive clinical development experience across a wide range of autoimmune diseases, will report to David Shook, M.D., Chief Medical Officer, Head of Research & Development.
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In March 2025, Nkarta announced a restructuring plan, including a reduction in force impacting 34% of its workforce, prioritizing investments in clinical execution, and freezing select future headcount to extend the cash runway by more than one year into 2029 to enable the achievement of key clinical milestones while maintaining sufficient funds to support ongoing operations beyond those milestones.

First Quarter 2025 and Recent Financial Highlights

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Nkarta had cash, cash equivalents, restricted cash, and investments in marketable securities of $351.9 million as of March 31, 2025.
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Research and development (R&D) expenses were $24.2 million for the first quarter of 2025. Non-cash stock-based compensation expense included in R&D expense was $1.1 million for the first quarter of 2025.
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General and administrative (G&A) expenses were $12.4 million for the first quarter of 2025, which included $5.1 million of restructuring expenses in March 2025. Non-cash stock-based compensation expense included in G&A expense was $1.7 million for the first quarter of 2025.

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Net loss was $32.0 million, or $0.43 per basic and diluted share, for the first quarter of 2025. This net loss includes non-cash charges of $4.3 million that consisted primarily of share-based compensation and depreciation expenses.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2029.

About the Ntrust™ Clinical Trials in Autoimmune Disease

Ntrust-1 (NCT06557265) and Ntrust-2 (NCT06733935) are multi-center, open label, dose escalation clinical trials that build on academic studies of durable, drug-free remissions in patients with autoimmune disease after CD19-targeted cell therapy. Both trials will assess the safety of NKX019 in people living with autoimmune diseases as well as its ability to enable long-term remissions via a “reset” of the immune system through the elimination of pathogenic B cells.

Ntrust-1 is initially enrolling up to 24 patients with lupus nephritis or primary membranous nephropathy. Ntrust-2 is initially enrolling up to 36 patients with systemic sclerosis, idiopathic inflammatory myopathy, or anti-neutrophil cytoplasmic antibody-associated vasculitis.

In both studies, patients receive a three-dose cycle of NKX019 on Days 0, 3, and 7 following lymphodepleting conditioning with either fludarabine and cyclophosphamide or cyclophosphamide alone. Leveraging the engineering of NKX019, no patients in either trial will receive supplemental cytokines or antibody-based therapeutics. This approach is designed to evaluate the single-agent activity of NKX019 and facilitate a more rapid path to regulatory approval. Patients in Ntrust-1 may also receive additional cycles to restore response.

About the Investigator-Sponsored Clinical Trial of NKX019 for Generalized Myasthenia Gravis

The single-arm, open-label Phase 1 investigator-sponsored clinical trial is designed to enroll patients with generalized myasthenia gravis and will evaluate safety and clinical outcomes. Translational and biomarker studies, including autoantibodies, cytokine profiles and pharmacokinetics are planned. Patients receive 3 doses of NKX019 following lymphodepletion. The clinical trial is being co-led by Ali A. Habib, M.D., Clinical Professor of Neurology at the University of California, Irvine, and other investigators.

About the Investigator-Sponsored Clinical Trial of NKX019 for Systemic Lupus Erythematosus

The single-center, single-arm, open-label Phase 1 investigator-sponsored clinical trial (NCT06518668) is designed to enroll up to 6 patients with systemic lupus erythematosus, regardless of renal involvement, and will evaluate safety and clinical outcomes in a potentially different population than Ntrust-1. Translational and biomarker studies, including autoantibodies, cytokine profiles and pharmacokinetics are planned. Patients receive 3 doses of NKX019 following lymphodepletion. The clinical trial is being led by Anca D. Askanase, M.D., M.P.H., Director, Lupus Center at Columbia University Irving Medical Center and the Director of Rheumatology Clinical Trials.

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed chimeric antigen receptor (CAR) for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease and B cell-derived malignancies. Nkarta is evaluating NKX019 in multiple autoimmune conditions.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for autoimmune diseases. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of future cell therapies engineered for deep therapeutic activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and commercial potential of NKX019 (including the potential impact of modified lymphodepleting conditioning on our clinical trials, the future availability and disclosure of clinical data and other updates from Nkarta’s clinical trials, and the regulatory pathway for NKX019); the therapeutic potential, accessibility, tolerability, advantages, and safety profile of NK cell therapies, including NKX019 for the treatment of autoimmune diseases, such as lupus, primary membranous nephropathy, systemic lupus erythematosus, systemic sclerosis, myositis, vasculitis, and myasthenia gravis; and Nkarta’s expected cash runway.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019; that Nkarta may be delayed in initiating, enrolling patients in or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and the success of Nkarta’s recent (and any future) cost containment measures.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Annual Report on Form 10-K for the quarter and year ended December 31, 2024, filed with the SEC on March 26, 2025, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating expenses
Research and development	$24,172	$25,237
General and administrative	12,392	7,525
Total operating expenses	36,564	32,762
Loss from operations	(36,564)	(32,762)
Other income, net:
Interest income	4,376	3,246
Other income (expense), net	205	(2)
Total other income, net	4,581	3,244
Net loss	$(31,983)	$(29,518)

Net loss per share, basic and diluted	$(0.43)	$(0.58)
Weighted average shares used to compute net loss per share, basic and diluted	73,916,477	50,682,469

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2025	December 31, 2024
Assets
Cash, cash equivalents, restricted cash and investments	$351,901	$380,489
Property and equipment, net	72,625	74,658
Operating lease right-of-use assets	35,532	36,014
Other assets	10,551	10,042
Total assets	$470,609	$501,203
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$12,893	$12,954
Operating lease liabilities	78,911	80,273
Total liabilities	91,804	93,227
Stockholders’ equity	378,805	407,976
Total liabilities and stockholders’ equity	$470,609	$501,203

Nkarta Media/Investor Contact:

Nadir Mahmood

Nkarta, Inc.

nmahmood@nkartatx.com